EXHIBIT 99.1

CONSOLIDATED WATER CO. LTD.

REPORTS FIRST QUARTER OPERATING RESULTS

GEORGE TOWN, Grand Cayman, Cayman Islands (May 12, 2014) -- Consolidated Water Co. Ltd. (NASDAQ Global Select Market: “CWCO”) (“Consolidated Water” or “the Company”), which develops and operates seawater desalination plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent, today reported its operating results for the first quarter of 2014. The Company will host an investor conference call on Tuesday, May 13, at 11:00 a.m. EDT (see details below) to discuss its operating results and other topics of interest.

First Quarter Operating Results

Net income attributable to the Company’s stockholders totaled $654,909, or $0.04 per diluted share, for the quarter ended March 31, 2014, compared with net income attributable to CWCO stockholders of $3,742,003, or $0.26 per diluted share, for the three months ended March 31, 2013. The decrease in net income from the first quarter of 2013 to the first quarter of 2014 was primarily attributable to lower earnings and profit sharing derived from the Company’s equity investment in its affiliate, OC-BVI, higher project development expenses incurred by the Company’s Mexico subsidiary, N.S.C. Agua, S.A. de C.V. (“NSC), and lower operating income from the retail business segment.

Total revenues for the quarter ended March 31, 2014 decreased slightly (1%) to approximately $16.3 million, compared with approximately $16.6 million in the 2013 quarter.

Retail water revenues declined 4% to approximately $6.1 million (37% of total revenues) in the most recent quarter, versus approximately $6.4 million (39% of total revenues) in the first quarter of 2013. The reduction in retail revenues was due to an approximate 4% decrease in the number of gallons of water sold by the Company’s retail operations. Management believes this decrease in volume of retail water sold reflects rainfall for the first quarter of 2014 that was 12 times higher than that for the first quarter of 2013 and, to a lesser extent, the adoption of water conservation measures by certain large retail customers.

Bulk water revenues were relatively unchanged (up 1%) at approximately $10.0 million (61% of total revenues) in the first quarter of 2014, compared with approximately $9.9 million (60% of total revenues) in the prior-year quarter. The Company’s subsidiary, Consolidated Water (Bahamas) Limited (“CW-Bahamas”) supplied the aggregate amount of water contracted by the Water & Sewerage Corporation of The Bahamas (“WSC”) under the water supply agreement for the Windsor plant in July 2013, at which time such agreement expired. However, at the request of the government of The Bahamas, CW-Bahamas continues to supply water to the government of The Bahamas from this plant. The government of The Bahamas has not yet decided whether or not it will extend CW-Bahamas’ water supply agreement for the Windsor plant on a long-term basis.

Services revenues declined 9% to $275,913 in the quarter ended March 31, 2014, compared with $303,495 in the corresponding period of 2013, primarily due to a non-recurring sale of chemicals and materials to an unrelated company in the first quarter of 2013.

Consolidated gross profit declined 4% to approximately $6.0 million (37% of total revenues) in the three months ended March 31, 2014, versus approximately $6.2 million (38% of total revenues) in the three months ended March 31, 2013. Gross profit on retail revenues declined 11% to approximately $3.2 million in the most recent quarter (52% of retail revenues), compared with approximately $3.6 million (56% of retail revenues) in the year-earlier period. Gross profit on bulk revenues increased 7% to approximately $2.8 million (29% of bulk revenues), compared with approximately $2.7 million (27% of bulk revenues) a year earlier. The services segment recorded a negative gross profit of ($59,351) in the 2014 quarter, compared with a negative gross profit of ($9,030) in the first quarter of 2013.

Consolidated general and administrative expenses (“G&A”) increased 50% to approximately $5.3 million in the first quarter of 2014, compared with approximately $3.6 million in the year-earlier quarter, reflecting an approximate $1.5 million increase in NSC’s project development costs attributable primarily to a $1 million payment on an option agreement and a $350,000 payment resulting from a decision not to extend a letter of intent with an engineering, procurement and construction contractor. G&A expense increases also included $120,000 in additional professional fees, $124,000 in higher base salaries, and an increase of $27,000 in information technology expenses.

Interest income remained relatively consistent at $172,932 for the first quarter of 2014, versus $180,088 in the first quarter of 2013. Interest expense increased to $295,737 in the three months ended March 31, 2014, up from $135,425 in the prior-year quarter, reflecting the prepayment premium paid for the early redemption on February 17, 2014 of the remaining outstanding balance on the Company’s bonds payable and the amortization of the related bond discount and deferred issuance costs.

The Company recognized earnings and profit sharing on its investment in OC-BVI of $74,739 in the first quarter of 2014, compared with $1,075,320 in the first quarter of 2013. The additional earnings and profit sharing recognized in the 2013 quarter from this equity investment resulted from the payment by the British Virgin Islands government to OC-BVI in January 2013 of the remaining $2.0 million of the amount awarded OC-BVI as a result of the resolution of the Baughers Bay litigation.

Management Comments

“Two factors had a significant impact on the comparability of our first quarter results for 2014 and 2013,” noted Rick McTaggart, Chief Executive Officer of Consolidated Water Co. Ltd. “In February 2014, we paid $1 million to a previous NSC shareholder to exercise an option and avoid dilution of our existing ownership in our Mexican subsidiary, NSC, which increased our general and administrative costs for the quarter.  This was a one-time expense that kept our ownership in the Mexican desalination project at 99.95%. Meanwhile, last year’s first quarter results benefited from the receipt by our OC-BVI affiliate of a $2.0 million payment from the British Virgin Islands government that was related to the resolution of the Baughers Bay litigation. These factors, combined with lower operating income for our retail segment and higher project development expenses at our Mexican subsidiary, were responsible for the decrease in profitability in the first quarter of 2014, relative to the prior-year period.”

“The profitability of our bulk water operations improved during the most recent quarter, as gross profit increased in dollar terms and as a percentage of revenues due to a very respectable increase in our Cayman Islands bulk water gross margin from 24% to 30% due to higher plant utilizations. Revenues and gross profit of our retail water segment in the Cayman Islands was adversely impacted by a 12-fold increase in rainfall during the first quarter of this year when compared to the same period in 2013.”

“We have been awarded three contracts this year by the Water Authority-Cayman in the Cayman Islands. The first is a new contract to refurbish the 800,000 gallon per day Lower Valley desalination plant in Grand Cayman, Cayman Islands. The second is a one-year extension through April 1, 2015 of the operating and maintenance contract for the 1.6 million gallon per day North Sound plant in Grand Cayman. Finally, we entered into a new contract to provide a 60,000 gallon per day desalination plant in Cayman Brac, Cayman Islands.  The Lower Valley and Cayman Brac contracts were awarded to us through a competitive tendering process that included a number of overseas suppliers. This firmly underscored our competitiveness in our home market.  The Lower Valley project will be completed during the first quarter of 2015, and completion of the Cayman Brac project is scheduled later this year,” concluded Mr. McTaggart.

Cash Dividends

On April 30, 2014, the Company paid a quarterly cash dividend of $0.075 per share for the 20th consecutive quarter. The Company has paid cash dividends to shareholders since 1985.

Investor Conference Call

The Company will host a conference call at 11:00 a.m. Eastern Time (EDT) on Tuesday, May 13, 2014. Shareholders and other interested parties may participate in the conference call by dialing 877-374-8416 (international/local participants dial 412-317-6716) and requesting participation in the “Consolidated Water Conference Call” a few minutes before 11:00 a.m. EDT on May 13, 2014.

A replay of the conference call will be available one hour after the call through Tuesday, May 20, 2014 by dialing 877-344-7529 (international/local participants dial 412-317-0088) and entering the conference ID # 10045961, and on the Company’s website at www.cwco.com.

CWCO-E

About Consolidated Water Co. Ltd.

Consolidated Water Co. Ltd. develops and operates seawater desalination plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent. The Company operates water production and/or distribution facilities in the Cayman Islands, Belize, the British Virgin Islands, The Commonwealth of The Bahamas, and Bali, Indonesia.

Consolidated Water Co. Ltd. is headquartered in George Town, Grand Cayman, in the Cayman Islands. The Company’s ordinary (common) stock is traded on the NASDAQ Global Select Market under the symbol “CWCO”. Additional information on the Company is available on its website at http://www.cwco.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “intend”, “expect”, “should” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s products and services in the marketplace, changes in its relationships with the governments of the jurisdictions in which it operates, the outcome of its negotiations with the Cayman government regarding a new retail license agreement, its ability to successfully secure contracts for water projects, including the projects under development in Baja California, Mexico and Bali, Indonesia, its ability to develop and operate such projects profitably, and its ability to manage growth and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission (“SEC”).

By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

For further information, please contact:

Frederick W. McTaggart, President and CEO, at (345) 945-4277 or David W. Sasnett, Executive Vice President and CFO, at (954) 509-8200 or via e-mail at info@cwco.com

or

RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or

via e-mail at info@rjfalkner.com

(Financial Highlights Follow)

CONSOLIDATED WATER CO. LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2014	2013
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$24,693,011	$33,626,516
Certificate of deposit	1,000,000	-
Marketable securities	8,596,543	8,587,475
Accounts receivable, net	23,815,493	18,859,560
Inventory	1,370,036	1,383,135
Prepaid expenses and other current assets	2,490,098	3,435,127
Current portion of loans receivable	1,644,436	1,691,102
Total current assets	63,609,617	67,582,915

Property, plant and equipment, net	57,881,089	58,602,886
Construction in progress	1,729,638	1,450,417
Inventory, non-current	4,243,526	4,204,089
Loans receivable	6,916,027	7,337,177
Investment in OC-BVI	5,970,987	6,623,448
Intangible assets, net	1,044,966	1,096,488
Goodwill	3,499,037	3,499,037
Investment in land	12,175,566	12,175,566
Other assets	2,683,742	2,792,831
Total assets	$159,754,195	$165,364,854

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and other current liabilities	$6,768,431	$7,157,896
Dividends payable	1,165,032	1,164,026
Current portion of long term debt	-	5,205,167
Land purchase obligation	10,050,000	10,050,000
Total current liabilities	17,983,463	23,577,089
Other liabilities	264,827	289,392
Total liabilities	18,248,290	23,866,481
Commitments and contingencies
Equity
Consolidated Water Co. Ltd. stockholders' equity
Redeemable preferred stock, $0.60 par value. Authorized 200,000 shares; issued and outstanding 37,408 and 37,408 shares, respectively	22,445	22,445
Class A common stock, $0.60 par value. Authorized 24,655,000 shares; issued and outstanding 14,698,499 and 14,686,197 shares, respectively	8,819,099	8,811,718
Class B common stock, $0.60 par value. Authorized 145,000 shares; none issued or outstanding	-	-
Additional paid-in capital	83,607,653	83,381,387
Retained earnings	46,705,864	47,155,548
Cumulative translation adjustment	(376,550)	(471,983)
Total Consolidated Water Co. Ltd. stockholders' equity	138,778,511	138,899,115
Non-controlling interests	2,727,394	2,599,258
Total equity	141,505,905	141,498,373
Total liabilities and equity	$159,754,195	$165,364,854

CONSOLIDATED WATER CO. LTD.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	Three Months Ended March 31,
	2014	2013
Retail water revenues	$6,112,961	$6,395,012
Bulk water revenues	9,959,736	9,856,690
Services revenues	275,913	303,495
Total revenues	16,348,610	16,555,197

Cost of retail revenues	2,931,376	2,834,752
Cost of bulk revenues	7,111,545	7,187,413
Cost of services revenues	335,264	312,525
Total cost of revenues	10,378,185	10,334,690
Gross profit	5,970,425	6,220,507
General and administrative expenses	5,342,633	3,568,936
Income from operations	627,792	2,651,571

Other income (expense):
Interest income	172,932	180,088
Interest expense	(295,737)	(132,425)
Profit sharing income from OC-BVI	20,250	287,459
Equity in earnings of OC-BVI	54,489	787,861
Other	198,296	89,133
Other income (expense), net	150,230	1,212,116
Net income	778,022	3,863,687
Income attributable to non-controlling interests	123,113	121,684
Net income attributable to Consolidated Water Co. Ltd. stockholders	$654,909	$3,742,003

Basic earnings per common share attributable to Consolidated Water Co. Ltd. common stockholders	$0.04	$0.26
Diluted earnings per common share attributable to Consolidated Water Co. Ltd. common stockholders	$0.04	$0.26
Dividends declared per common share	$0.075	$0.075

Weighted average number of common shares used in the determination of:
Basic earnings per share	14,686,744	14,598,096
Diluted earnings per share	14,766,985	14,635,334

CONSOLIDATED WATER CO. LTD.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(UNAUDITED)

	Three Months Ended March 31,
	2014	2013
Net Income	$778,022	$3,863,687
Other comprehensive income (loss)
Foreign currency translation adjustment	100,456	(22,703)
Total other comprehensive income (loss)	100,456	(22,703)
Comprehensive income	878,478	3,840,984
Comprehensive income attributable to the non-controlling interest	128,136	120,549
Comprehensive income attributable to Consolidated Water Co. Ltd. stockholders	$750,342	$3,720,435